EXHIBIT 9(a)(xii)


                                LETTER AGREEMENT

                      SSgA Intermediate Municipal Bond Fund

                      Transfer Agency and Service Agreement

May 30, 2000



State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
1250 Hancock Street, Suite 300N
Quincy, MA 02169


Ladies and Gentlemen:

Pursuant to Article 8 of the Transfer Agency and Service Agreement between the SSgA Funds and State Street Bank and Trust Company, dated as of April 11, 1988, as amended, the SSgA Funds advise you that it is creating a new series to be named SSgA Intermediate Municipal Bond Fund, and that the SSgA Funds desires State Street Bank and Trust Company to serve as Transfer Agent with respect to the Fund pursuant to the terms and conditions of the Transfer Agency and Service Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Fund and retaining one for your records.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
    ---------------------------------------
    Lynn L. Anderson
    President

ACKNOWLEDGED AND ACCEPTED

State Street Bank and Trust Company


By: /s/ Ronald E. Logue
    ---------------------------------------
    Ronald E. Logue
    Vice Chairman